UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	August 31, 2007

Barrington Broadcasting Group LLC
(Exact name of registrant as specified in its charter)

Delaware	333-140510	20-4841532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 W. Higgins Road, Suite 155, Hoffman Estates, IL	60169
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(847) 884-1877

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On August 31, 2007, Barrington Broadcasting Group LLC (“Barrington Group”) entered into an Asset Purchase Agreement (the “APA”) with Max Media of Traverse City LLC and MTC License LLC to acquire, subject to prior approval from the Federal Communications Commission, television station WGTU and its satellite WGTQ, which serve the Traverse City-Cadillac, Michigan market, for a purchase price of $10.0 million.  Also on August 31, 2007, pursuant to an Assignment and Assumption Agreement, Barrington Group assigned its rights under the APA to Tucker Broadcasting of Traverse City, an unrelated third party (“Tucker”).

On August 31, 2007, Barrington Group and Tucker also entered into a Shared Services Agreement pursuant to which Barrington Group will, following Tucker’s acquisition of WGTU/WGTQ, provide technical, engineering and certain other support services to WGTU/WGTQ for a fee.  In addition, on August 31, 2007, Barrington Group and Tucker entered into a Joint Sales Agreement pursuant to which Barrington Group will have the right to provide up to 15% of WGTU/WGTQ’s weekly programming and will sell WGTU/WGTQ’s local advertising on a commissioned basis.

In connection with the APA, the Shares Services Agreement and the Joint Sales Agreement, Tucker has also granted Barrington Group an option to subsequently acquire the equity of Tucker or WGTU/WGTQ’s assets subject to certain conditions.

Barrington Group expects that it will guarantee or provide other credit support with respect to up to $7.0 million of indebtedness to be incurred by Tucker to pay the purchase price for WGTU/WGTQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRINGTON BROADCASTING GROUP LLC

By:	/s/ Warren Spector
	Name:	Warren Spector
	Title:	Chief Financial Officer

Date:  September 4, 2007